EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Announced Roger S. Markfield and James V. O'Donnell as
Co-Chief Executive Officers
Jay L. Schottenstein will remain Chairman of the Board of Directors

Warrendale, PA, December 10, 2002 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced the appointments of Roger S. Markfield and James V. O'Donnell to the positions of Co-Chief Executive Officers. Jay L. Schottenstein served as the Company's Chief Executive Officer since March 1992. Mr. Schottenstein will remain Chairman of the Board of Directors.

Mr. Markfield joined American Eagle Outfitters in 1993 as Executive Vice President, Merchandising. In February 1995, he was promoted to President and Chief Merchandising Officer, and since March 1999, Mr. Markfield has served on the Company's Board of Directors.

Mr. O'Donnell joined American Eagle Outfitters in December 2000 as Chief Operating Officer, and since then he has also served on the Company's Board of Directors.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, versatile clothing for 16 to 34 year-olds, providing high-quality merchandise at affordable prices. AE's lifestyle collection includes casual basics like khakis, cargos, and jeans; fashion tops like rugbys, polos, and graphic T's; and functional items like swimwear, outerwear, footwear, and accessories. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 700 AE stores in 48 states and the District of Columbia, 56 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857